Exhibit 10.5
SEVENTH AMENDMENT TO FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS SEVENTH AMENDMENT TO FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (herein called this “Amendment”) made as of the 31st day of March, 2009 by and between Priority Fulfillment Services, Inc. (“Borrower”) and Comerica Bank (“Bank”),
WITNESSETH:
     WHEREAS, Borrower and Bank have entered into that certain First Amended and Restated Loan and Security Agreement dated as of December 29, 2004 (as from time to time amended or modified, the “Original Agreement”) for the purposes and consideration therein expressed, pursuant to which Bank became obligated to make loans to Borrower as therein provided; and
     WHEREAS, Borrower and Bank desire to amend the Original Agreement to provide for term loans and for the other purposes set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans which may hereafter be made by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
Definitions and References
     § 1.1 Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.
     § 1.2 Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.
     “Amendment” means this Seventh Amendment to First Amended and Restated Loan and Security Agreement.
     “Loan Agreement” means the Original Agreement as amended hereby.

ARTICLE II.
Amendments to Original Agreement
     § 2.1 Defined Terms.
     (a) The definition of “Revolving Maturity Date” in Exhibit A to the Original Agreement is hereby amended in its entirety to read as follows:
     “Revolving Maturity Date” means March 31, 2010.
     (b) The definition of “Inflow Transfer” in Exhibit A to the Original Agreement is hereby amended in its entirety to read as follows:
     “Inflow Transfer” means the receipt by Borrower of cash payments after March 31, 2009, which are dividend payments or subordinated debt payments from BSD Holdings, Inc., dividend payments or interest payments from SPRL PFSweb B.V, or other cash payments made to Borrower by a Subsidiary or Affiliate, excluding payments made in the ordinary course of business.
     (c) Clause (c) of the definition of “Permitted Indebtedness” in Exhibit A to the Original Agreement is hereby amended in its entirety to read as follows:
     (c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens”, provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value at acquisition date of the equipment financed with such Indebtedness and (ii) the aggregate amount of such Indebtedness incurred in each fiscal year of Borrower shall not exceed $4,000,000.
     (d) The definition of “Permitted Distribution” in Exhibit A to the Original Agreement is hereby amended in its entirety to read as set forth below:
     “Permitted Distribution” means any cash dividend or cash distribution by Borrower to any entity that is an Affiliate of Borrower, provided that such cash dividend or cash distribution is made from Inflow Transfer received by Borrower after March 31, 2009, in excess of $5,175,000.
     (e) Clauses (e), (f) and (g) of the definition of “Permitted Investment” in Exhibit A to the Original Agreement are hereby amended in their entirety to read as follows:

(e)	Advances by Borrower to Supplies Distributor, Inc. pursuant to the Subordinated Demand Note, so long as (1) the aggregate outstanding principal amount of such Indebtedness does not exceed $6,500,000 (excluding accrued and unpaid interest) at any time, and (2) before and after giving effect to such advances no Event of Default has occurred and is continuing;

(f)	Incremental cash Investments by Borrower in or cash advances to SPRL PFSweb B.V., Priority Fulfillment Services of Canada, Inc., eCOST Philippine Services LLC, PFSM, LLC and eCOST.com, not to exceed $150,000, provided that (1) the aggregate amount of all Inflow Transfers after March 30, 2009 and prior to April 30, 2009 equals or exceeds $500,000, and (2) at the time of each such incremental cash Investment and after giving effect thereto, no Event of Default has occurred and is continuing.

(g)	Investments which constitute Permitted Distributions, provided that before and after giving effect to each such Investment, no Event of Default has occurred and is continuing.
     § 2.2 Interest Rates and Payments. Section 2.3 of the Original Agreement is hereby amended in its entirety to read as follows:
     § 2.3 Interest Rates, Payments and Calculations. Interest shall accrue on the Advances and shall be payable as set forth in the Prime References Rate Addendum to Loan and Security Agreement attached hereto and made a part hereof.
     § 2.3 Fees. Section 2.5(a) of the Original Agreement is hereby amended in its entirety to read as follows:
     (a) Facility Fee. A facility fee in the aggregate amount of $50,000 to be paid on April 1, 2009.
     § 2.4 Financial Statements.
     (a) The due date for the financial statements due for the calendar month of January 2009 under Section 6.2(a) of the Original Agreement is hereby extended to March 31, 2009.
     (b) Section 6.2(j) of the Original Agreement is hereby amended to read as follows:
     (j) within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, together with aged listings by invoice date of accounts receivable and accounts payable; provided that if the average outstanding amount of Advances during any fiscal quarter of Borrower exceeds forty percent (40%) of the Committed Revolving Line then in effect, Borrower shall deliver its Borrowing Base Certificate on a semi-monthly basis during the immediately following fiscal quarter, such certificates being due within 15 days and 30 days after the last day of each month during such fiscal quarter;
     (b) Section 6.2 of the Original Agreement is hereby amended to add the following clause (u) thereto:
     (u) as soon as available, but in any event within 30 days after the end of each calendar month, a preliminary company prepared income statement of Borrower for such calendar month.
     § 2.5 Financial Covenants.
     (a) Section 6.7(a) of the Original Agreement is hereby amended in its entirety to read as follows:
     (a) Liquidity Ratio. A ratio of (i) Cash (including all pledged Cash with Bank for repayment of the Bonds) plus Eligible Accounts to (ii) all Indebtedness to Bank of at least 1.25 to 1.00.
     (b) Section 6.7(d) of the Original Agreement is hereby amended in its entirety to read as follows:
     (d) EBITDA. As of the last day of each calendar month, the variance, if negative, then expressed as a positive number, between Borrower’s EBITDA and the EBITDA set forth in the Approved Projections for the twelve (12) calendar month period ending on such date, shall not exceed $350,000. As used herein, “EBITDA” shall mean, for any period of calculation, Borrower’s earnings for such period before interest and taxes plus depreciation, amortization and non-cash stock compensation accruals to the extent deducted in the calculation of such earnings. “Approved Projections” means for any period of time, the projections for such period that have been reviewed by Borrower’s Board of Directors and delivered to Bank. Borrower shall deliver to Bank (i) a preliminary draft of the projections for the next fiscal year of Borrower by January 31 of each year and (ii) the updated projections reviewed by Borrower’s Board of Directors for the next fiscal year not later than March 10 of each year.
     § 2.6 Affirmative Covenants. The following Section 6.12 is hereby added to the Original Agreement:
     6.12 Inflow Transfers. Borrower shall receive not less than $5,175,000 in aggregate Inflow Transfers during the period beginning March 31, 2009 and ending on July 2, 2009.
     § 2.7 Negative Covenants. Section 7.12 of the Original Agreement is hereby amended in its entirety to read as follows:
     7.12 Capital Expenditures. Make capital expenditures in an aggregate amount greater than $4,000,000 in each fiscal year of Borrower, provided that the aggregate amount of such expenditures purchased with cash (and not financed) shall not exceed

$650,000; provided further, that any capital expenditures made by Borrower exclusively from the proceeds of Permitted Distributions shall not be subject to the foregoing limitations. As used herein, the term “capital expenditures” does not include (i) any software that is internally developed by Borrower, whether or not Borrower capitalized the development costs, and (ii) any equipment ordered, but not yet accepted or paid for, by Borrower.
     § 2.8 Exhibits. The Original Agreement is hereby amended to add the Prime Referenced Rate Addendum to Loan and Security Agreement thereto in the form attached hereto.
ARTICLE III.
Conditions of Effectiveness
     § 3.1 Effective Date. This Amendment shall become effective as of the date first above written when and only when Bank shall have received, at Bank’s office, a counterpart of this Amendment executed and delivered by Borrower.
ARTICLE IV.
Representations and Warranties
     § 4.1 Representations and Warranties of Borrower. In order to induce Bank to enter into this Amendment, Borrower represents and warrants to Bank that:
     (a) The representations and warranties contained in Article 5 of the Original Agreement are true and correct at and as of the time of the effectiveness hereof.
     (b) Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow and to perform its obligations under the Loan Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and to authorize the performance of the obligations of Borrower hereunder.
     (c) The execution and delivery by Borrower of this Amendment, the performance by Borrower of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the organizational documents of Borrower, or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been duly obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby.
     (d) When duly executed and delivered, each of this Amendment and the Loan Agreement will be a legal and binding instrument and agreement of Borrower,

enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors’ rights generally and by principles of equity applying to creditors’ rights generally.
ARTICLE V.
Miscellaneous
     § 5.1 Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Loan Agreement in any Loan Document shall be deemed to be a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Loan Agreement or any other Loan Document nor constitute a waiver of any provision of the Loan Agreement or any other Loan Document.
     § 5.2 Survival of Agreements. All representations, warranties, covenants and agreements of Borrower herein shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Advances, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower hereunder or under the Loan Agreement to Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Loan Agreement.
     § 5.3 Loan Documents. This Amendment is a Loan Document, and all provisions in the Loan Agreement pertaining to Loan Documents apply hereto.
     § 5.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California and any applicable laws of the United States of America in all respects, including construction, validity and performance.
     § 5.5 Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment.
     THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

     IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

PRIORITY FULFILLMENT SERVICES, INC.
By:
Name:
Title:

COMERICA BANK
By:
Name:
Title:

CONSENT AND AGREEMENT
     PFSWEB, INC., a Delaware corporation, hereby consents to the provisions of this Amendment and the transactions contemplated herein, and hereby ratifies and confirms the Guaranty dated as of December 29, 2004, made by it for the benefit of Bank, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

PFSWEB, INC.
By:
Name:
Title:

Prime Referenced Rate Addendum To
Loan and Security Agreement
     This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of March ___, 2009, by and between Comerica Bank (“Bank”) and Priority Fulfillment Services, Inc. (“Borrower”). This Addendum supplements the terms of the First Amended and Restated Loan and Security Agreement dated as of December 29, 2004 (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).
1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.
     a. “Applicable Margin” means two percent (2.00%) per annum.
     b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
     c. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:
(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
     d. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
     e. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.
2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.
3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the 15th day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.
5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.
6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.
7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
     a. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower=s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
     b. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.
8. Commitment Fee. In consideration of Bank’s commitment to make Advances, Borrower will pay to Bank a commitment fee determined on a daily basis by applying the per annum rate of 0.50% to the Unused Borrowing Base determined at the end of each day. The commitment fee shall be due and payable in arrears on the last day of each fiscal quarter and at the Revolving Maturity Date. The term “Unused Borrowing Base” means, at any time of determination, the Borrowing Base minus the aggregate amount of outstanding Advances and amounts outstanding under the Letter of Credit Sublimit
9. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
10. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		PRIORITY FULFILLMENT SERVICES, INC.

By:		By:

	Name:		Name:

	Title:		Title: